350 East Las Olas Boulevard Las Olas Centre II, Suite 1150 P.O. Box 30310 Fort Lauderdale, FL 33303-0310 954.462.4150 Main 954.462.4260 Fax

December 20, 2010

iTrackr Systems, Inc.
20423 State Road 7, Suite F6-490
Boca Raton, Florida 33498

Re:	Registration Statement On Form S-1
File No.: 333-166275
iTrackr Systems, Inc. (the “Company”)

Gentlemen:

This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission with respect to the registration by the Company of a total of 19,629,893 shares of common stock, no par value (“Common Stock”) to be sold by selling shareholders identified in the prospectus, including 4,207,500 shares of Common Stock (the “Reserved Shares”) reserved for issuance upon the exercise of outstanding underlying options and warrants issued by the Company includes the proposed issuance (“Additional Common Stock”).

In connection therewith, we have examined and relied upon original, certified, conformed, photostat or other copies of (i) the Articles of Incorporation and Bylaws of the Company; (ii) resolutions of the Board of Directors of the Company authorizing the issuance of the Common Stock to the Selling Shareholders and related matters; (iii) the Registration Statement and the exhibits thereto; and (iv) such other matters of law as we have deemed necessary for the expression of the opinion herein contained. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies.  As to the various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

We are members of the Bar of the State of Florida and express no opinion on any law other than the laws of the State of Florida and applicable Federal Securities laws.

Based upon the foregoing, we are of the opinion that (1) the shares of Common Stock have been legally issued and are fully paid and non-assessable and (2) the Reserved Shares, when the Additional Common Stock is issued and upon payment of the agreed upon consideration therefore, will be legally issued and fully paid and non-assessable.

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www.ralaw.com

iTrackr Systems, Inc.
December 20, 2010

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the caption “Legal Matters” in the prospectus comprising part of the Registration Statement.  In giving such consent, we do not thereby admit that we are included in with the category of persons whose consent is required under the Act or the rules and regulations promulgated thereunder.

Sincerely,

ROETZEL & ANDRESS, LPA

/s/ Roetzel & Andress, LPA